UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): October 24, 2013

ION Geophysical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12691 (Commission file number)	22-2286646 (I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
(Address of principal executive offices, including Zip Code)

(281) 933-3339
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On October 24, 2013, the presiding judge in the United States District Court for the Southern District of Texas signed and entered a Memorandum and Order in the previously-reported lawsuit of WesternGeco L.L.C. v. ION Geophysical Corporation. As previously reported, on August 16, 2012, the jury in the case returned a verdict against ION Geophysical Corporation (the “Company”), finding that the Company had infringed certain patent claims and awarded WesternGeco the sum of $105.9 million in damages, consisting of $12.5 million in reasonable royalty and $93.4 million in lost profits. In a Memorandum and Order entered by the Court in June 2013, the judge ruled that WesternGeco is also entitled to be awarded supplemental damages for the additional infringing DigiFIN units that were supplied from the United States before and after the trial that were not included in the jury verdict due to the timing of the trial.

In the October 24 Memorandum and Order, the judge ruled on the number of DigiFIN units that are subject to supplemental damages and also ruled that the supplemental damages applicable to the additional units should be calculated by averaging the jury’s previous reasonable royalty and lost profits damages awards per unit, resulting in supplemental damages of $73.1 million. The total damages award in the case consists of the jury award of $105.9 million and the supplemental damages award of $73.1 million. The Memorandum and Order also ruled that the Company’s infringement involving the supplemental units was not willful and that WesternGeco was not entitled to receive enhanced damages.

The Court has not yet entered a final judgment in the case.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2013	ION GEOPHYSICAL CORPORATION
By: /s/ DAVID L. ROLAND David L. Roland Senior Vice President, General Counsel and Corporate Secretary

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